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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K


                          CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934



                         Date of Report
               (Date of earliest event reported)
                       December 31, 1998

                     GIANT INDUSTRIES, INC.
    (Exact name of registrant as specified in its charter)

                           Delaware
           (State or jurisdiction of incorporation)

            1-10398                      86-0642718
   (Commission File Number)   (IRS Employer Identification No.)


          23733 North Scottsdale Road
              Scottsdale, Arizona                 85255
     (Address of principal executive offices)   (Zip Code)

        Registrant's telephone number, including area code
                        (602) 585-8888

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ITEM 5. OTHER EVENTS

     On December 31, 1998, Giant Industries, Inc. ("Giant" or the "Company") through two of its wholly-owned subsidiaries, Giant Industries Arizona, Inc. and Giant Four Corners, Inc., and Franchise Finance Corporation of America ("FFCA") completed a sale-leaseback transaction. Under the terms of the Sale and Lease Agreement (the "Agreement") FFCA purchased eighty-three service station/convenience stores from the Company for approximately $51.8 million. The Company in turn leased the eighty-three service station/convenience stores back from FFCA under an operating lease arrangement with an initial term of fifteen years and three separate options to continue the lease for successive periods of five years. Initial annual rental payments under the lease agreement are approximately $5.1 million and will be adjusted upward by six percent on the second anniversary of the Agreement and every second anniversary thereafter, on a compounded basis, during the initial lease term and any extension thereof. The Company has a right of first refusal to acquire the leased assets upon an offer to purchase the assets by a third party. Net proceeds to the Company, after expenses, were approximately $50.1 million.

     In accordance with the Indentures supporting the Company's 9% and 9 3/4% Senior Subordinated Notes, the Company must either use the net proceeds from the transaction to make a permanent reduction in Senior Indebtedness (as defined in the respective Indentures), or make an investment in capital assets used in the Company's Principal Business (as defined in the respective Indentures). The Company has 360 days in which to use the net proceeds for such a purpose under the terms of the Indenture supporting the 9% Senior Subordinated Notes, and has 270 days under the terms of the Indenture supporting the 9 3/4% Senior Subordinated Notes. In each case upon completion of the specified period, if all of the net proceeds have not been used for such a purpose, the Company may be obligated, under certain circumstances, to repurchase the respective Senior Subordinated Notes with the unused portion. The Company anticipates that it will use the net proceeds to make a permanent reduction in Senior Indebtedness or to invest in capital assets before the applicable periods expire.

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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                   /s/ GARY R. DALKE
                   -------------------------------------------
                   Gary R. Dalke
                   Controller and Assistant Secretary
                   (Principal Accounting Officer)

Date: January 29, 1999